As filed with the Securities and Exchange Commission on December 10, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AQUA AMERICA, INC.
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	23-1702594
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

762 W. Lancaster Avenue
Bryn Mawr, PA 19010-3489
(Address and Zip Code of Principal Executive Offices)

AQUA AMERICA, INC. 2009 EXECUTIVE DEFERRAL PLAN
(Full Title of the Plan)

Roy H. Stahl
Chief Administrative Officer and General Counsel
Aqua America, Inc.
762 W. Lancaster Avenue
Bryn Mawr, PA 19010-3489
(610) 527-8000
(Name, Address, Zip Code and Telephone Number of Agent for Service)

Copy of all Communications to:
Brian C. Miner
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Share	Price (2)	Registration Fee
Deferred Compensation Obligations (1)	$20,000,000	100%	$20,000,000	$786

(1)	The deferred compensation obligations under the Aqua America, Inc. 2009 Executive Deferral Plan are unsecured general obligations of Aqua America, Inc. to pay deferred compensation in the future in accordance with the terms of the Aqua America, Inc. 2009 Executive Deferral Plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated in this registration statement by reference:
(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on February 27, 2008 (including portions of our definitive Proxy Statement for the 2008 Annual Meeting of Shareholders incorporated therein by reference);

(b)	Our Quarterly Reports on Form 10-Q for quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed with the Commission on May 9, 2008, August 8, 2008 and November 7, 2008, respectively; and

(c)	Our Current Reports on Form 8-K filed with the Commission on April 24, 2008, May 29, 2008 and July 3, 2008.
     In addition, all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superceded.
EXPERTS
     Our consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this Registration Statement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     If, and only if, PricewaterhouseCoopers LLP consents to the incorporation by reference in this Registration Statement of its reports relating to audited financial statements and effectiveness of internal control over financial reporting included in a document subsequently filed by the Registrant, such audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting shall be incorporated herein in reliance upon such reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 4. Description of Securities.
     Under the Aqua America, Inc. 2009 Executive Deferral Plan (the “Plan”), any individual employed by the Registrant as an officer, senior manager or other highly compensated employee, on a regular, full-time basis may participate in the Plan if designated by the Compensation Committee of the Registrant’s Board of Directors (the “Committee”). Prior to the beginning of any calendar year or within 30 days after first becoming eligible to participate in the Plan, eligible employees may participate in the Plan by making an irrevocable election to defer an amount equal to a whole percentage or dollar amount of his or her base salary and/or bonus to be earned for the upcoming calendar year. When an eligible employee elects to defer any portion of his or her base salary and/or bonus, the Registrant will create and maintain a book account (“Account”) that will be credited with the elected contribution at the time such amount would otherwise have been paid. The Committee may set a minimum and maximum amount that may be deferred under the Plan, and may change the limits from time to time.
     The Registrant will also credit to the Account for each calendar year an amount equal to the excess of the contribution that would have been made by the Registrant under the Aqua America, Inc. 401(k) Plan (“401(k) Plan”) on the participant’s behalf as an employer’s matching contribution if it were not for the limitations imposed by the Internal Revenue Code (the “Code”) over the amount actually contributed as an employer’s matching contribution by the Registrant to the 401(k) Plan on the participant’s behalf. Such credits shall be deemed to have occurred at the time such amounts would otherwise have been contributed to the 401(k) Plan or at such other time as is specified by the Registrant.
     If an eligible employee is also a participant in the Aqua America Inc. Supplemental Executive Retirement Plan for Nicholas DeBenedictis (“SERP”) or the Aqua America Inc. Supplemental Pension Plan for Salaried Employees (“Excess Plan”), he or she may elect in 2008 to have his or her SERP or Excess Plan benefit credited to the participant’s Account at separation from service.
     The amounts credited to a participant’s Account will be deemed invested in one or more investment options, which may be individually chosen by each participant from investment alternatives made available from time to time under the Plan. In the absence of a valid investment election by the participant, his or her Account will be deemed to be invested in the manner selected by the Committee. Each participant’s Account will be adjusted to reflect the investment performance of the selected investments. Gains, losses and income returns of deemed investments will be posted to the participant’s Account periodically. The investment alternatives are for bookkeeping purposes only, and the Registrant is not obligated to invest in the investment alternatives specified by the participants.
     A participant can determine how his or her Account will be distributed, by establishing in advance up to five separation distribution Accounts and up to five flexible distribution Accounts under the Plan. Pursuant to the participant’s election, when the participant separates from employment, his or her separation distribution Accounts under the Plan will be distributed in a lump sum payment at specified dates or in annual installments, as elected by the participant (with deemed investment gains or losses continuing to be posted to the participant’s Account for each subsequent calendar year). If the aggregate value of a participant’s separation distribution Accounts is less than $25,000 at separation from employment, the participant’s separation distribution Accounts will be distributed in a lump sum payment. Also, if the participant’s separation from employment is before the participant attains age 55, the participant’s separation distribution Accounts will be distributed in a lump sum payment. Pursuant to a participant’s election, his or her flexible distribution Accounts will be distributed on the dates specified by the participant in accordance with the terms of the Plan. If the participant is a key employee under section 409A of the Code, his or her Accounts that are payable upon separation from employment, may not be distributed earlier than the first day of the seventh month following the date of the participant’s separation from employment.

     The Registrant’s obligations to pay the deferred compensation (as adjusted for deemed gains, losses and investment returns) in the future in accordance with the terms of the Plan (“Deferred Compensation Obligations”) will constitute unsecured general obligations of the Registrant, payable solely out of the Registrant’s general assets. The Registrant’s Board of Directors may, but is not required to, authorize the establishment of a “rabbi” trust with respect to the Plan. In any event, participants in the Plan will have no right to any of the Registrant’s specific assets or, if applicable, any trust assets. It is the Registrant’s intention that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.
     The Deferred Compensation Obligations are not convertible into any other security of the Registrant. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default.
     A participant’s rights under the Plan (including its rights to payment of the Deferred Compensation Obligations) cannot be assigned, transferred, pledged or encumbered.
     The Registrant has the right to amend or terminate the Plan at any time without prior notice to or consent of any person. However, no such amendment or terminations shall have the effect of divesting a participant of the benefit which the participant would otherwise receive under the Plan at the time of such amendment or termination.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Registrant is a Pennsylvania corporation. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), provide that, unless otherwise restricted in its bylaws, a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL requires a business corporation to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.
     Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This Section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of liability or responsibility under a criminal statute. Section 4.01 of the Registrant’s bylaws limits the liability of any director of the Registrant to the fullest extent permitted by Section 1713 of the PBCL.
     Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article VII of the Registrant’s bylaws provides indemnification of directors, officers and other agents of the Registrant broader than the indemnification permitted by Section 1741 of the PBCL and pursuant to the authority of Section 1746 of the PBCL.
     Article VII of the bylaws provides, except as expressly prohibited by law, an unconditional right to indemnification for expenses and any liability paid or incurred by any director or officer of the Registrant, or any other person designated by the board of directors as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits, unlike Section 1742 of the PBCL which authorizes indemnification only of expenses incurred in defending and in settlement of a derivative action. In addition, Article VII of the bylaws also allows indemnification for punitive damages and liabilities incurred under the federal securities laws.
     Unlike the provisions of PBCL Sections 1741 and 1742, Article VII does not require the Registrant to determine the availability of indemnification by the procedures or the standard of conduct specified in Sections 1741 or 1742 of the PBCL. A person who has incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that would otherwise be required, and that right is enforceable against the Registrant as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the bylaw provisions require the Registrant to indemnify such portion. If the indemnification provided for in Article VII is unavailable for any reason in respect of any liability or portion thereof, the bylaws require the Registrant to make a contribution toward the liability. Indemnification rights under the bylaws do not depend upon the approval of any future board of directors.
     Section 7.04 of the Registrant’s bylaws also authorizes the Registrant to further effect or secure its indemnification obligations by entering into indemnification agreements, maintaining insurance, creating a trust fund, granting a security interest in its assets or property, establishing a letter of credit, or using any other means that may be available from time to time. Section 1747 of the PBCL also enables a business corporation to purchase and maintain insurance on behalf of a person who is or was serving as a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against that representative in his capacity as such, whether or not the corporation would have the power to indemnify him against that liability under the PBCL.
     The Registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Registrant.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.
Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that paragraphs (1)(i) and (1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bryn Mawr, Commonwealth of Pennsylvania, on December 10, 2008.

Aqua America, Inc.

By:	/s/ Nicholas DeBenedictis
Name: Nicholas DeBenedictis
Title: Chairman, President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
     That the undersigned officers and directors of Aqua America, Inc., a Pennsylvania corporation, do hereby constitute and appoint Roy H. Stahl, Chief Administrative Officer and General Counsel, and David P. Smeltzer, Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicholas DeBenedictis Nicholas DeBenedictis	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 10, 2008
/s/ David P. Smeltzer David P. Smeltzer	Chief Financial Officer (Principal Financial Officer)	December 10, 2008
/s/ Robert A. Rubin Robert A. Rubin	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	December 10, 2008

Signature	Title	Date
/s/ Mary C. Carroll Mary C. Carroll	Director	December 10, 2008
/s/ Richard H. Glanton Richard H. Glanton	Director	December 10, 2008
/s/ Lon R. Greenberg Lon R. Greenberg	Director	December 10, 2008
/s/ William P. Hankowsky William P. Hankowsky	Director	December 10, 2008
/s/ Dr. Constantine Papadakis Dr. Constantine Papadakis	Director	December 10, 2008
/s/ Ellen T. Ruff Ellen T. Ruff	Director	December 10, 2008
/s/ Richard L. Smoot Richard L. Smoot	Director	December 10, 2008
/s/ Andrew J. Sordoni,III Andrew J. Sordoni, III	Director	December 10, 2008

EXHIBIT INDEX

Exhibit No.	Description

4.1	Aqua America, Inc. 2009 Executive Deferral Plan
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 filed herewith)
24.1	Power of Attorney (included on signature pages hereto)